EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Larry E. Lenig , Jr. - (713) 881-8900

SEITEL RESPONDS TO FILING OF BANKRUPTCY PETITIONS
BY HOLDERS OF UNSECURED NOTES

HOUSTON, TX, June 7, 2003 - Seitel, Inc. (OTC BB: SEIE, TSE: OSL) (the "Company") today responded to the commencement late yesterday by holders of a minority of its unsecured notes against the Company and certain of its U.S. subsidiaries of involuntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The filings do not involve any Seitel subsidiaries operating in Canada.

The Company said that, consistent with applicable law, it will continue to operate its business in the ordinary course, with full authority to fulfill its contractual and financial obligations, as if no petitions were filed. Seitel will continue to perform under its existing contracts with customers and will purchase goods and services and pay for all purchases on normal business terms. The Company plans no layoffs and Seitel's employees will receive their wages, salaries and benefits as usual.

As reported on May 30, 2003, the Company and the holders of $255 million principal amount of its senior, unsecured notes had been engaged in restructuring discussions since mid-2002. Despite these discussions, no agreement emerged on terms which the Company deemed to be in the best interests of all of its creditors, shareholders, customers, employees and other constituents. As a result, on May 29, 2003, the Company terminated further discussions and elected not to continue a standstill agreement that had previously been in effect among the Company and the holders of the unsecured notes. As a result of the termination of the standstill and the Company's election not to make the June interest payment on the unsecured notes, certain fully anticipated defaults occurred under the notes enabling the holders thereof to accelerate the maturity of the notes and/or seek relief by commencing an involuntary bankruptcy process against Seitel and its subsidiaries.

The bankruptcy petitions were filed by holders of approximately $103 million (representing 40%) principal amount of the $255 million aggregate outstanding principal amount of notes.

The Company said that during the last several weeks, approximately $122 million principal amount (or approximately 48%) of the outstanding notes have been acquired by a single purchaser which had not previously been a holder of any notes. The purchaser did not join with the other holders in the recent bankruptcy filing. The Company also said that the two largest historical holders of the unsecured notes (totaling $70 million in principal amount) have sold their notes to the purchaser, and have terminated their positions on the unofficial steering committee of the holders of the notes.

This 48% purchaser has approached the Company and has expressed interest in pursuing a long-term restructuring of the Company and the Company is actively engaged in these discussions. The Company characterizes these discussions as productive, but cautions that there can be no assurance that an agreement, arrangement or understanding can or will be reached with this purchaser.

Seitel also said that it has sufficient liquidity to operate its business. Presently, the Company has approximately $29 million in cash on hand and unused lines of credit available to its Canadian subsidiaries of approximately $2 million. In addition, Seitel is engaged in negotiations to obtain $20 million of debtor-in-possession financing merely as a standby credit facility during the pendency of any bankruptcy.

The Company has 20 days to respond to yesterday's bankruptcy petitions. Within that period, the Company's Board and management in consultation with its expert legal and financial advisors, will evaluate and in the exercise of its best business judgment and taking into account its fiduciary obligations under applicable law, determine a course of action in the best interests of all of the Company's constituents. The Company expects to elect to convert the involuntary bankruptcy cases within the next twenty days to a voluntary case over which it will have the exclusive right for a 120-day period (subject to extension upon approval of the court) to propose its own plan of reorganization.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. These risk factors are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.